SAGE ADVISORY SERVICES, LTD. CO.
CODE OF ETHICS

I. Statement of General Principles

This Code of Ethics expresses the policy and procedures of Sage Advisory Services, Ltd. Co. (“Sage”), and is intended to ensure that no one is taking advantage of his or her position, or even giving the appearance of placing his or her own interests above those of a client of Sage (individually, a “Client” and collectively, “Clients”).  Sage personnel must act as fiduciaries, and as such must place the interests of Clients before their own.  Thus, we ask that you ask yourself what you would expect or demand if you were a Client.

Rule 204A-1 under the Investment Advisers Act of 1940, as amended (the “Advisers Act”) is designed to prevent fraud by reinforcing fiduciary principles that must govern the conduct of advisory firms and their personnel.  In compliance with Rule 204A-1, this Code contains provisions that are believed to be reasonably necessary to eliminate the possibility of any fraudulent or other prohibited conduct.  We ask that all Sage personnel follow not only the letter of this Code but also abide by the spirit of this Code and the principles articulated herein.

II. Definitions

“Supervised Person” of Sage shall mean any partner, officer, director (or other person occupying a similar status or performing similar functions) and employee, as well as any other person who provides investment advice on behalf of Sage and is subject to Sage’s supervision and control.

“Access Person” of Sage shall mean any Supervised Person (i) who has access to nonpublic information regarding any Client’s purchase or sale of securities or (ii) who is involved in making securities recommendations to Clients or who has access to such recommendations that are nonpublic.

The term “beneficial ownership” shall be interpreted in the same manner as it would be in determining whether a person has beneficial ownership of a security for purposes of Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder, except that any required report may contain a statement that the report will not be construed as an admission that the person making the report has any direct or indirect beneficial ownership in the security to which the report relates.

“Control” shall have the same meaning as that set forth in Section 2(a)(9) of the Investment Company Act of 1940, as amended (the “Act”).

“Investment Personnel” of Sage shall mean (i) any employee of Sage (or of any company in a control relationship to Sage) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by the Client and (ii) any natural person who controls Sage and who obtains information concerning recommendations made to the Client regarding the purchase or sale of securities by the Client.

The “purchase or sale of a security” includes, among other things, the writing of an option to purchase or sell a security.

The term “reportable security” shall mean a security as defined in Section 202(a)(18) of the Advisers Act, but shall not include direct obligations of the government of the United States; bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; shares of money market funds; shares issued by open-end funds; and shares issued by unit investment trusts that are invested exclusively in one or more open-end funds.

Copies of the text of the Advisers Act and rules thereunder, including Rule 204A-1, are available from the Compliance Officer in hard copy or available for viewing on Sage’s S Drive, S:\Sage Compliance Manual/Manual Ver 1 10-5-04\IA Act 1940 & Rules Thereunder.  A list of Supervisory and Access Persons is available for viewing on Sage’s S Drive  S:\Sage Compliance Manual/Manual Ver 1 10-5-04\Access Person List.

III. Standards of Business Conduct

A.	Compliance with Laws and Regulations

All Supervised Persons of Sage must comply with all applicable federal securities laws.  Supervised Persons are not permitted, in connection with the purchase or sale, directly or indirectly, of a security held or to be acquired by a Client:

1.	To defraud a Client in any manner;

2.	To mislead a Client, including by making a statement that omits material facts;

3.	To engage in any act, practice or course of conduct which operates or would operate as a fraud or deceit upon a Client;

4.	To engage in any manipulative practice with respect to a Client; or

5.	To engage in any manipulative practice with respect to securities, including price manipulation.

B.	Conflicts of Interest

As a fiduciary, Sage has an affirmative duty of care, loyalty, honesty, and good faith to act in the best interests of its Clients.  Supervised Persons should try to avoid conflicts of interest and fully disclose all material facts concerning any conflict that does arise with respect to a Client.  Supervised Persons should try to avoid situations that have even the appearance of conflict or impropriety.

Access Persons may not use knowledge about pending or currently considered securities transactions for Clients to profit personally, directly or indirectly, as a result of such transactions.

Supervised Persons must act in the best interests of Clients regarding execution and other costs paid by Clients for brokerage services.  Supervised Persons are reminded to strictly adhere to Sage’s policies and procedures regarding brokerage (including allocation, best execution, soft dollars and directed brokerage).

C.	Insider Trading

All Supervised Persons are required to comply with Sage’s Statement of Policy and Procedures Regarding the Detection and Prevention of Insider Trading (Copy Attached).

D.	Personal Securities Transactions

All Access Persons are required to comply with Sage’s Personal Securities Transactions policy (Copy Attached).

The prohibitions described below will only apply to a transaction in a security in which the designated person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership.

1.	Ban on Securities Offered in an Initial Public Offering or Private Offering

Access Persons may not directly or indirectly acquire beneficial ownership in any securities in an initial public offering (“IPO”) or private offering without the prior written consent of the Compliance Officer.  Sage is required to retain a record of the approval of any direct or indirect acquisition by Access Persons of a beneficial interest in securities in an IPO or private offering, for at least five years after the end of the fiscal year in which the approval is granted.  Furthermore, should written consent be given, Access Persons are required to disclose such investment when participating in the subsequent consideration of an investment by a Client in such issuer.  In such circumstances, the decision to purchase securities of the issuer should be subject to an independent review by Access Persons with no personal interest in the issuer.

2.	Gifts

A conflict of interest occurs when the personal interests of employees interfere or could potentially interfere with their responsibilities to Sage and its Clients.  Supervised Persons should not accept inappropriate gifts, favors, entertainment, special accommodations, or other things of material value that could influence their decision-making or make them feel beholden to a person or firm.  Supervised Persons should not offer gifts, favors, entertainment or other things of value that could be viewed as overly generous or aimed at influencing decision-making or making a Client feel beholden to Sage or the Supervised Person.

No Supervised Person may receive any inappropriate gift, service, or other thing of more than de minimis value from any person or entity that does business with or on behalf of Sage.  No Supervised Person may give or offer any inappropriate gift of more than de minimis value to existing Clients, prospective Clients, or any entity that does business with or on behalf of Sage without pre-approval by the Compliance Officer or President.

3.	Inapplicability of Other Restrictions

Sage manages discretionary and sometimes non-discretionary fixed-income portfolios for high net worth individuals and institutions consisting primarily of investments in investment-grade, fixed income securities including, but not limited to U. S. Treasuries, agencies, corporate obligations, mortgage-backed securities, asset-backed securities, Yankee bonds, municipal obligations and certain broad based exchange-traded funds.  Therefore, Sage does not deem it necessary for this Code to address maintenance of lists of issuers of securities that Sage is analyzing or recommending for Client transactions, and prohibitions on personal trading in securities of those issuers; maintenance of “restricted lists” of issuers about which Sage has inside information, and prohibitions on any trading (personal or for Clients) in securities of those issuers; “blackout periods” when Client securities trades are being placed or recommendations are being made and Access Persons are not permitted to place personal securities transactions; reminders that investment opportunities must be offered first to Clients before Sage or its employees may act on them, and procedures to implement this principle; prohibitions or restrictions on “short-swing” trading and market timing; requirements to trade only through certain brokers, or limitations on the number of brokerage accounts permitted; or procedures for assigning new securities analyses to employees whose personal holdings do not present apparent conflicts of interest.  Should Sage ever change its practices, this Code would be appropriately revised to address these issues.

E.	Confidentiality of Clients’ Portfolios

The current portfolio positions of Clients managed, advised and/or administered by Sage and current portfolio transactions, programs and analyses with respect to Client accounts must be kept confidential.  If nonpublic information regarding a Client’s portfolio should become known to any Supervised Person, whether in the course of his or her duties or otherwise, he or she should not reveal it to anyone unless it is properly part of his or her work to do so.

Information concerning the identity of security holdings and financial circumstances of Clients is confidential.  Sage must keep all information about Clients (including former Clients) in strict confidence, including the Client’s identity (unless the Client consents), the Client’s financial circumstances, the Client’s security holdings, and advice furnished to the Client by Sage.  Supervised Persons are prohibited from disclosing to persons outside Sage any material nonpublic information about any Client, the securities investments made by Sage on behalf of a Client, information about contemplated securities transactions, or information regarding Sage’s trading strategies, except as required to effectuate securities transactions on behalf of a Client or for other legitimate business purposes.

Supervised Persons must comply with Sage’s Privacy Policy (Copy Attached).

F.	Exempted Transactions

Subject to compliance with preclearance procedures in accordance with Section IV below, the prohibitions of Section III.D of this Code shall not apply to:

1.	Securities held in any account over which the Access Person has no direct or indirect influence or control;

2.	Transactions effected pursuant to an automatic investment plan;

3.	U.S. Treasury or government agency securities;

4.	Unaffiliated open-end mutual funds, exchange traded funds, or unit investment trusts invested exclusively in unaffiliated open-end mutual funds;

5.	Money market funds or money market instruments, such as bankers’ acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high quality short-term debt instruments;

6.	Transactions involving fewer than 300 shares; or

7.	All other transactions contemplated by employees who receive the prior approval of the Compliance Officer in accordance with the preclearance procedures described in Section IV below.

IV.            Preclearance

Access Persons are not required to preclear personal security transactions unless such transaction is an IPO or private offering.  All requests for preclearance must be submitted to the Compliance Officer (or to the President of the Adviser in the case of the Compliance Officer’s request).  Such requests shall be made by submitting a Personal Investment Request Form, in the form annexed hereto as Appendix A.  All approved IPO’s or private offerings must be executed by the close of business on the day preclearance is granted.  If any order is not timely executed, a request for preclearance must be resubmitted.

V.            Compliance Procedures

A.	Reporting

On a monthly basis, no later than 30 days after the end of each month, Access Persons will submit a copy of their monthly broker dealer statement(s) or personal securities transaction(s) as provided on Appendix B.  In addition, each Access Person will be required to provide an initial holdings report or copy of their latest broker dealer statement listing all reportable securities beneficially owned by him or her no later than 10 days after becoming an Access Person (which information must be current as of a date no more than 45 days before he or she became an Access Person) as well as an annual holdings report containing similar information that must be current as of a date no more than 45 days before the report is submitted.  On an annual basis Access Persons will verify the accuracy of the year end broker dealer statement(s) and make any necessary additions or deletions.

Access Persons may direct their broker(s) to transmit to the Compliance Officer, within 30 days after the end of each month, duplicate copies of confirmations of all personal securities transactions and copies of periodic statements for all securities accounts.  Access Persons may direct their broker(s) to transmit to the Compliance Officer of Sage duplicate confirmations of all transactions effected by such Access Person, and copies of the statements of such brokerage accounts, whether existing currently or to be established in the future.  The transaction reports and/or duplicates should be addressed “Personal and Confidential.”  The report submitted to the Compliance Officer may contain a statement that the report shall not be construed as an admission by the person making such report that he or she has any direct or indirect beneficial ownership in the security to which the report relates.  Compliance with this Code requirement will be deemed to satisfy the reporting requirements imposed on Access Persons under Rule 204A-1(b).

The Compliance Officer is required to review all transaction and holdings reports submitted by Access Persons.

All personal investment matters discussed with the Compliance Officer and all confirmations, account statements and personal investment reports shall be kept in confidence, but will be available for inspection by Sage’s officers and by the appropriate regulatory agencies.

B.	Annual Certification

On an annual basis, Supervised and Access Persons will be sent a copy of this Code and any amendments thereto for their review.  Supervised Persons and Access Persons will be asked to certify that they have read and understand this Code and recognize that they are subject hereto.  Supervised Persons and Access Persons will be further asked to certify annually that they have complied with the requirements of this Code and any amendments thereto and that they have disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to this Code.  A sample of the certification is attached as Appendix C.

C.	Compliance Review

The Compliance Officer shall periodically review Access Persons’ reported personal securities transactions and holdings, if applicable, to determine whether a violation of this Code may have occurred.

D.	Report of Violations

Supervised Persons or Access Persons of Sage must promptly report any violations of this Code to the Compliance Officer.

E.	Sanctions

Sage’s President will be informed promptly of Code violations and may impose such sanctions as he deems appropriate, including among other things, a letter of censure, suspension or termination of employment of the Access Person, or a request for disgorgement of any profits received from a securities transaction made in violation of this Code.

January 31, 2005

APPENDIX A

SAGE ADVISORY SERVICES, LTD. CO.
1250 S. CAPITAL OF TEXAS HIGHWAY
CIELO CENTER I, SUITE 300
AUSTIN, TX 78746
Tel: (512) 327-5530
Fax: (512) 327-5704

TO:	Gregory J. Figaro

FROM:

DATE:

RE:	CLEARANCE FOR TRADING INITIAL PUBLIC OFFERINGS OR PRIVATE OFFERINGS

This is to request permission to effect the following trade(s):

______________________________________________________________________________
______________________________________________________________________________
______________________________________________________________________________
______________________________________________________________________________
______________________________________________________________________________
______________________________________________________________________________

Approved             __________

Denied                    __________

Date:                        __________                                       _________________________________
Gregory J. Figaro, Compliance Officer

APPENDIX B

Personal Investment Report
Report of Securities Purchased/Sold

Name:	Quarter Ended:
Security (including the exchange ticker symbol or CUSIP number)	Type of Transaction	Date of Transaction	Price Per Share	Number of Shares	Aggregate Price	Name of Broker, Dealer or Bank

This report shall not be deemed an admission that the person filing such report has any direct or indirect beneficial ownership of the securities listed hereon.

ACCEPTED: ____________________________                                                                                                                      DATE: ______________________

APPENDIX C

Date_________________________

To Whom It May Concern:

I hereby certify that I have read and understand the Code of Ethics of Sage Advisory Services, Ltd. Co., including the Insider Trading Policy and Procedures, Personal Securities Transactions and Privacy Policy attached, and recognize that I am subject to its requirements.  I hereby certify that I have complied with the requirements of this Code.

The attached Pre Clearance Reports (Appendix A) and monthly broker dealer statements submitted to the Compliance Officer or Executive Vice President represent all of my personal securities transactions and holdings for the twelve-month period ended _______________ ____, 20___.

____________________________________
Signature

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Print Name